Intent Letter for Consolidation

Buyer:  PAY88, Inc.
11th Floor, Chongqing International Chamber of Commerce, No.78 Yanghe 1st Village, Jiangbei, Chongqing

Seller:  Chongqing Aomei Advertising Co., Ltd
22nd Floor, Hilton Chamber of Commerce, No.139 Zhongshan 3rd Road, Yuzhong District, Chongqing

About PAY88, Inc.: The Company sells online payment system and platform building business network and provides online wholesale of various digital products for shopkeepers. It integrates various new media, based on games and internet café advertisement, so as to provide service for more commercial clients and individuals. Presently, it is listed in OTCBB with PAYI.OB as trade code.

About Aomei: The Company is mainly engaged in exploring, making, issuing outdoor media, integrating brand, acting as an agent for marketing and planning. The comprehensive strength of Aomei is a media operating company, ranking top in advertising in Chongqing, a scaling enterprise in Chongqing advertising and enjoys great reputes in Chongqing advertising.

The prospected trade of Aomei accords with the commercial strategy of PAY88, Inc. The strategy of PAY88, Inc. is to adjust and use rich resources to create more value for shareholders, after acquisition, with the resource integration of both parties, except for the direct base for obtaining advertising operational revenue, bringing great increase for net profits, acquire Aomei, which will help PAY88, Inc. to speed up its commercial plan and broadly penetrate into the market as well as maximized achieve the value of shareholders.

The Intent Letter (hereinafter referred as “agreement”) will interpret the mutual agreement regarding on trade of both parties (hereinafter referred as “transaction”). The agreement prescribes that PAY88, Inc. (hereinafter referred as “buyer”) acquires Chongqing Aomei Co., Ltd (hereinafter referred as “seller”) by directionally increasing share issue, as for the quantity of share increasingly issued, it shall be defined with negotiation after the buyer has completed due diligence for the seller and its assets. If the expected transaction has been accomplished, PAY88, Inc. will acquire the specific assets of Chongqing Aomei Co., Ltd, Which includes but not limits to all kinds of intellectual property rights, advertising operating rights and client groups.

After the increased share issue and acquisition, the former shareholder of Aomei will become the controlling shareholder and actual controller of Pay88, Inc and the new board of director shall be established. After acquisition, the former shareholders of both parties agree to impel PAY88 transfer into national market trade of NASDAQ as soon as possible.

The closing of the transactions contemplated by this Agreement is subject to the completion of the due diligence investigation of both parties, the execution and delivery of documentation appropriate for the Transaction in form and substance mutually acceptable to both parties, consents from the respective boards of directors of both companies and any third parties and the delivery of audited financial statements of the Seller in conformity with the rules and regulations of the Securities and Exchange Commission. Subject to the forgoing, it is the intent of the parties that definitive documentation with respect to the Transaction be executed and delivered and the closing occur on or before the agreed date. The parties shall use their best efforts to achieve same.

In consideration hereof, until the earlier of the consummation of the Transaction or the 12th month anniversary of the date hereof, the Seller shall not, directly or indirectly, through any director, officer, member, manager, employee, agent, creditor, representative or otherwise (and each of said parties shall use reasonable efforts to insure such persons shall not directly or indirectly) (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to (x) any business combination with respect to Seller or the business or assets of Seller; or (y) the sale of any of the assets and/or securities of Seller (an "Alternative Transaction"), (ii) enter into or participate in any negotiations, or initiate any discussions or continue any discussions initiated by others, regarding any Alternative Transaction, or furnish to any other person or entity any information with respect to the assets or business of Seller or its business for the purposes of pursuing a possible Alternative Transaction with any other party, or (iii) otherwise participate in, assist, facilitate or encourage any effort or attempt by any other person or entity to do any of the foregoing. Seller shall promptly notify the Buyer of any proposal or inquiry made to it or any of its directors, officers, members, managers, creditors, employees, agents, representatives, or otherwise with respect to any of the foregoing.

Except as required by applicable law, neither party shall disclose nor permit its officers, representatives, agents or employees to discuss the existence or terms of this Agreement to any third party without the prior written consent of the other party.

The Seller shall enable the officers, independent certified public accountants, counsel, bankers and other representatives of the Buyer access to its properties, books, records, personnel, business and other commercial relationships, and will fully cooperate in order that the Buyer may have full opportunity to make such investigation as it desires to make of the Seller and its business.

This intent letter has four copies, two for each party. This agreement has Chinese and English versions, should any differences have, the Chinese version will be virtual.

Agreed and accepted:	Agreed and accepted:
PAY88, Inc.	Chongqing Aomei Advertising Co., Ltd.
Name: Tao Fan	Name:

Title: COO	Title:

Date: Oct 7th, 2008	date: Oct 7th, 2008